Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ONE HORIZON GROUP, INC.

Under Section 242 of the Delaware General Corporation Law

One Horizon Group, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Paragraph one (1) of Article Fourth is hereby amended to add the following paragraph thereto:

Reverse Split. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Second Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Second Effective Time (the “Second Old Common Stock”) shall be automatically reclassified as and converted into 1/25 of a fully paid and non-assessable share of Common Stock (the “Second New Common Stock”). No fractional shares of the Second New Common Stock shall be issued in connection with the Second Reverse Stock Split. In lieu of any fractional shares of the Second New Common Stock that would be issued in connection with the Second Reverse Stock Split, the Board may elect to pay cash in lieu of any fractional shares. Any stock certificate that, immediately prior to the Second Effective Time, represented shares of the Second Old Common Stock, shall from and after the Second Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Second New Common Stock into which such shares of Second Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.

The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the corporation entitled to vote thereon.

The effective date of this amendment is July 8, 2019.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 14th day of June, 2019.

/s/ Martin Ward
Martin Ward
Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:50 PM 07/12/2019
FILED 01:50 PM 07/12/2019
SR 20195945356 – File Number 5372227